As filed with the Securities and Exchange Commission on June 6, 2022
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________
HYCROFT MINING HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	82-2657796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 Water Canyon Road, Unit 1
Winnemucca, Nevada	89445
(Address of Principal Executive Offices)	(Zip Code)
HYMC 2020 Performance and Incentive Pay Plan
(Full title of plan)

Diane R. Garrett, Ph.D.
President and Chief Executive Officer
Hycroft Mining Holding Corporation
4300 Water Canyon Road, Unit 1
Winnemucca, Nevada 89445
(775) 304-0260
(Name, address and telephone number, including area code, of agent for service)

with copies to:
David S. Stone, Esq.
Neal, Gerber & Eisenberg LLP
Two North LaSalle Street, Suite 1700
Chicago, Illinois 60602
(312) 269-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT
This Registration Statement on Form S-8 (the “Registration Statement”) is filed pursuant to General Instruction E to Form S-8 to register an additional 12,000,000 shares of Class A Common Stock, par value $0.0001 per share, (the “Common Stock”) of Hycroft Mining Holding Corporation (the “Registrant” or “Company”) issuable under the HYMC 2020 Performance and Incentive Pay Plan, as amended (the “Plan”). On June 2, 2022, the stockholders of the Company approved an amendment to such plan as previously in effect, which increased by 12,000,000 the total number of shares of Common Stock of the Company available for issuance under the Plan. The contents of the earlier registration statement on Form S-8 previously filed by the Company with the Securities and Exchange Commission (the “Commission”) and relating to the registration of shares of Common Stock for issuance under the Plan (Form S-8 filed on October 22, 2020, File No. 333-249620) are hereby incorporated by reference in this Registration Statement in accordance with General Instruction E to Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and are made a part hereof:
(a)Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 31, 2022.
(b)Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 4, 2022..
(c)Current Reports on Form 8-K filed on January 10, 2022, March 1, 2022, March 15, 2022, April 11, 2022 and June 6, 2022.
(d)The description of the Registrant’s Common Stock contained in the Current Report on Form 8-K12B filed with the Commission on June 4, 2020 as amended by a Current Report on Form 8-K12B/A filed with the Commission on June 9, 2020.
In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents provided, however, that no information furnished under either Item 2.02 or Item 7.01 (or any exhibits related thereto under Item 9.01) of any Current Report on Form 8-K shall be deemed to be incorporated by reference in this Registration Statement or to be a part hereof.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company’s Second Amended and Restated Charter provides that its officers and directors will be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Second Amended and Restated Charter, as amended, provides that the Company’s directors will not be personally liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
The Company has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the charter. The Company’s Amended and Restated Bylaws also permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify our officers and directors.
These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

3.1
Second Amended and Restated Certificate of Incorporation of Hycroft Mining Holding Corporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8‑K, filed with the SEC on June 4, 2020).

3.2*	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Hycroft Mining Holding Corporation dated April 22, 2022.

3.3
Amended and Restated Bylaws of Hycroft Mining Holding Corporation (f/k/a Mudrick Capital Acquisition Corporation) (Incorporated by reference to Exhibit 3.2 to the Registrant's Form 8-K, filed with the Commission on June 4, 2020).

4.1	HYMC 2020 Performance and Incentive Pay Plan (Incorporated herein by reference to Exhibit 10.7 to the Registrant's form 8-K12B filed with the Commission on June 4, 2020.)

4.2*	First Amendment to the HYMC 2020 Performance and Incentive Pay Plan.

5.1*	Opinion of Neal, Gerber & Eisenberg LLP.

23.1*	Consent of independent registered public accounting firm - Plante & Moran PLLC.

23.2*	Consent of third-party firm - Ausenco Engineering USA South Inc.

23.3*	Consent of third-party qualified person - Independent Mining Consultants, Inc.

23.4*	Consent of third-party qualified person - Westland Engineering & Environment Services, Inc.

23.5*	Consent of Neal, Gerber & Eisenberg LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of the Registration Statement).

107*	Filing Fee Table.

*Filed herewith.
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnemucca, State of Nevada, on this 6th day of June, 2022.
HYCROFT MINING HOLDING CORPORATION

By:	/s/ Diane Garrett
Diane R. Garrett
President and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Diane R. Garrett and David S. Stone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

Name	Title	Date

/s/ Diane R. Garrett Diane R. Garrett, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2022

/s/ Stanton Rideout Stanton Rideout	Executive Vice President and Chief Financial Officer (Principal Finance and Accounting Officer)	June 6, 2022

/s/ Stephen Lang	Chairman of Board of Directors	June 6, 2022
Stephen Lang

/s/ Sean D. Goodman	Director	June 6, 2022
Sean D. Goodman

/s/ Michael Harrison	Director	June 6, 2022
Michael Harrison

/s/ David C. Naccarati	Director	June 6, 2022
David C. Naccarati

/s/ Thomas Weng	Director	June 6, 2022
Thomas Weng

/s/ Marni Wieshofer	Director	June 6, 2022
Marni Wieshofer